Exhibit 6.1


                              CONSULTING AGREEMENT

This Agreement ("Agreement") is effective as of the date of the last signature below (the "Effective Date") and is by and between PINNACLE WEST CAPITAL CORPORATION ("PNW') located at 400 North Fifth Street, Phoenix, Arizona, 85072-2099 ("PNW") and TRAFFIC TECHNOLOGY INC., ("TTI"), having a principal place of business located at 8350 East Evans Road, Suite B-4, Scottsdale, Arizona, 85260.

1. SCOPE

PNW shall perform consulting services or be available for consultation for TTI in the area of Traffic Control System Integration. A statement of all Consulting Services Work ("Consulting Services") appears in Attachment A. This work shall be performed at a place mutually agreeable to the parties hereto. PNW will use a mutually agreed upon methodology in conducting the Attachment A, Consulting Services. Other than representing that the tests were conducted in accordance with such methodology, the tests and recommendations will be provided on an "as is" basis, without any representations or warranties.

2. TERMS AND TERMINATION

This Agreement shall remain in effect for a period of twenty-four (24) months after the Effective Date. The parties, by mutual written agreement, may extend the validity of this Agreement by additional periods of twelve (12) months. PNW may terminate this Agreement for convenience, or if T-H breaches any of its obligations contained herein, by providing TIT seven (7) days prior written notice.

The nondisclosure provisions contained in Section 6, shall survive the expiration, or early termination of this Agreement.

3. COMPENSATION

As compensation for the consulting services described in Attachment A, PNW will be paid in the form of receipt of 200,000 shares of TTI stock, within 30 days of the Effective Date of this Agreement. PNW will have no voting or management rights or obligations to TTI.

Time spent on travel shall not be deemed to be time spent on the Services, and shall be reimbursed as set forth in Section 4.

4. REIMBURSABLE EXPENSES

Expenses of PNW incurred or arising out of the Consulting Services hereunder shall be reimbursable, but only to the extent provided herein. TTI shall reimburse Consultant for preapproved reasonable and necessary out of town travel, meals, and hotel expenses (which in no event shall exceed actual cost) incurred by PNW in connection with the Consulting Services ("Reimbursable Expenses"). Air transportation shall be economy class or standard coach. Hotel accommodations shall be single room at corporate rates, if available, and car rentals shall be compact class.
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Reimbursable Expenses shall be invoiced by PNW to TM as such expenses are incurred, each invoice shall enumerate expenses actually incurred. Invoices shall be accompanied by documentation such as receipts, vouchers and invoices that are reasonably necessary to verify the amount, date, and nature of each expense. TTI shall reimburse PNW within 10 business days after receipt of invoice.

5. INDEPENDENT CONTRACTOR

PNW shall perform the services contemplated by this Agreement as an independent contractor, and not as an employee or agent of TTI. As such, PNW shall not be entitled to or claim any benefits or rights afforded employees of TTI. Further, PNW shall pay all wages, salaries and other amounts due its employees and shall be responsible for all reports, payments, withholdings, and other obligations in respect to such employees.

This Agreement does not make or appoint, and nothing contained in this Agreement shall be construed to appoint PNW as an agent of TTI, or to create a partnership or joint venture between TTI and PNW. PNW shall not act or represent itself as an agent of TTI, and shall not bind or obligate TTI in any manner.

TTI shall not be responsible to PNW, PNW employees or any governing body for any federal or state income tax, social security tax, unemployment tax or any other taxes related to the performance of the Services. However, TTI shall pay the amount of any sales, use, excise or similar taxes applicable to the performance of the Services, if any.

6. NONDISCLOSURE

Both parties agree that all information obtained from the other party gathered in connection with the performance of this Agreement shall be deemed proprietary and confidential information of the other party. Both parties shall use such information solely for the purpose of developing the specification for an Integrated Traffic Control System.

For a period of five (5) years after the early termination, or expiration of this Agreement, the parties shall safeguard the confidential information against disclosure to third parties by using not less than the same degree of care as for their own similar confidential information of like importance, and restrict the use of confidential information solely to the purpose contemplated by this Agreement.

Both parties shall not be bound by the obligation of confidentiality created by this Agreement with respect to confidential information which: i) Can be shown to be already known to the other party at the time of the disclosure, or ii) is or becomes publicly known through no wrongful act on the other parties part, or
iii) is rightfully received by the other party from a third party without similar confidentiality restrictions, or iv) is required to be disclosed by law or by the order of a court or similar judicial or administrative body, or v) is approved for release by written authorization of the other party.

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Both parties acknowledge that the restrictions and obligations contained in this
Agreement are a reasonable and necessary protection of the legitimate interest of the other party, and third parties, and that any violation of such restrictions or obligations could cause substantial injury to the other party. Both parties further acknowledge that an action for damages would not be expected to provide full and adequate compensation to the other party in the event of a violation of the restrictions or obligations. Therefore, in the event of a violation, each party shall be entitled, in addition to any other remedy available at law, to immediate preliminary injunctive relief against disclosure.

In conducting the Consulting Services, PNW will use certain of its intellectual property, which property TTI may have access to. TTI agrees to keep such property confidential and to not use the property for any purpose not approved by PNW. TTI shall have no rights, licenses or claim to the PNW intellectual property.

7. RIGHTS IN INVENTIONS

     7.1 All right, title and interest to any know-how, trade secret, patentable invention copyrightable material, or the like, which a party first conceives, originates or first reduces to practice or tangible form, and which arises out of the performance of this Agreement, will be the property of that party. In the event such property is jointly conceived, originated, reduced to practice or tangible form, or the like, the parties shall meet and mutually agree on the respective ownership rights of the parties with respect to such property.

     7.2 Any teaching tools, materials, manuals, handouts, visuals, videos, or instruments supplied by PNW or created in the performance of Agreement shall be the property of PNW.

8. INDEMNITY

Each party shall indemnify and hold harmless the other party, its directors, employees and officers form and against any and all liabilities, losses, damages, costs, and expenses, including, but not limited to, fees and charges of attorneys and court and arbitration costs, which the indemnified party, its directors, officers, and employees may hereafter suffer in connection with any claim, action, or right of action, at law or in equity, because of any injury, including death, damage to person, entity or property, fines and penalties, violation of government laws, regulations or orders, or failure of performance which arises from any negligent acts, errors, or omissions on the part of the indemnifying party, its directors, officers, subcontractors and employees in the performance of this Agreement.

9. LIMITATION OF LIABILITY

IT IS EXPRESSLY AGREED THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, CONTINGENT OR CONSEQUENTIAL LOSS OR DAMAGE (INCLUDING, WITHOUT LIMITATION, LOSS OF CONTRACT, LOSS OF BUSINESS, LOSS OF REVENUE, LOSS OF GOODWILL, LOSS OF MARKET, LOSS OF PROFIT OR LOSS OF ANTICIPATED PROFIT), EXPENSE OR COST WHATSOEVER OR HOWSOEVER SUFFERED OR INCURRED, WHETHER OR NOT THE SAME ARE FORESEEABLE AND WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, RELATING TO

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OR ARISING OUT OF PERFORMANCE OF THIS AGREEMENT PURSUANT TO THIS AGREEMENT, EVEN
IF EITHER PARTY HAD BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF.

10. RESTRICTIONS ON HIRING

Each party agrees not to solicit in any manner the employment of any employee of the other party during the Term of this Agreement, other than in the ordinary course of business (e.g. general advertising for employment).

11. COMPLIANCE WITH LAWS AND REGULATIONS

The parties shall comply with and shall ensure that their employees and subcontractors at all times, comply with any and all federal, state and local laws, ordinances, statues, rules, and regulations, including but not limited to, applicable safety and security regulations. TTI shall comply with all PNW facility security requirements.

12. ADDITIONAL RIGHTS

PNW will be granted the first right of refusal for future capital investitures and will receive notice of future investment opportunities.

PNW will be granted first right of refusal to provide and perform any additional services relating to solar/battery design, applications, maintenance, integration, or related services.

PNW will be granted first right of refusal for distribution rights of any commercially available products or equipment to electric utilities and energy suppliers throughout the United States.

TTI will make available to PNW any commercially available products or equipment at 10 percent better than best customer price for non-exclusive distribution in the Southwestern United States.

13. ANNOUNCEMENTS

Any TTI publication, advertisement, press release, or other type of announcement made or growing out of this Agreement, or the Consulting Services, shall be subject to PNW's prior written approval. PNW reserves the right to withhold such approval when PNW considers such ann uncement to have a proprietary or advertising significance with regard to PNWs ongoing business.

TTI shall not use the name Pinnacle West, APS, or any PNW affliate in any manner, including, but not limited to, as an endorsement of their products without PNW prior written consent which consent PNW may withhold in its sole and absolute discretion.

14. GOVERNING LAW

This Agreement and the legal relations of the parties shall be governed by the laws of the State of Arizona without regard to any conflicts of law provisions contained therein.

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15. COMPLETE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior understandings, proposals, negotiations and communications, oral or written, between the parties or their representatives. This Agreement may not be modified except in a writing signed by the duly authorized representatives of the parties hereto.

16. SEVERABILITY

Should any provision of this Agreement be invalid, illegal or unenforceable in any respect, such provision shall be severed and the parties specifically intend that the remaining provisions shall continue as valid, legal and enforceable, and these provisions shall be integrated and interpreted in such a way as to give them maximum enforceability and validity under the applicable law, while retaining the original intent of the parties with respect to such provisions.

17. ASSIGNMENT

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of any permitted successor of a party hereto. This Agreement may not be assigned, in whole or in part, by either party, by operation of law or otherwise, without the express written consent of the other party, which consent may be withheld of any reason; provided, however, that PNW may assign this Agreement, in whole or in part, without TTI prior consent to an affiliate or subsidiary thereof.

18. NOTICES

AD legal notices and communications required by this Agreement shall be in writing and shall be delivered to the individuals set forth below, or mailed thereto by certified mail, postage prepaid, return receipt requested. Notice shall be effective on the date delivered.

If to PNW:

     Nancy L. Turley, Business Development Consultant
     400 North Fifth Street
     Phoenix, Arizona 85072
     Telephone: 602.250.2242
     Facsimile: 602.250.2526

If to TTI:

     Mr. William Gartner, President
     8350 East Evans Road, Suite B-4
     Scottsdale, Arizona 85260
     Telephone: 480.607.0033
     Facsimile: 480.607.6688

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Pinnacle West Capital Corporation,          Traffic Technology Inc.,


By /s/ Peter Johnson                        By /s/ William Gartner
   ----------------------------                -------------------------------
   Peter Johnson                               William Gartner

Title: Manager Technical Development        Title: President

Date: May 30, 200                           Date: 15 May 2000


Attachments to this Agreement:

     Attachment A - PNW Consulting Services Work Scope

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                                  ATTACHMENT A
                       PNW CONSULTING SERVICES WORK SCOPE
                                    OPTION A

I. Power Consumption Testing as follows:

     a. Intersection Control Signal IC-12
     b. Standard Incandescent Signal
     c. Standard LED Signal
     d. Turn Arrow TA-12

II. Written Report Detailing an Integrated Product Specification for 3 Applications/Scenarios (TBD)

     a. Battery/Solar Requirements
     b. Battery Technology Recommendation
     c. Solar Technology Recommendation
     d. Control System Recommendations
     e. Battery UPS Recommendation

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